Exhibit 10.1

GOPHER PROTOCOL INC.
23129 Cajalco Road
Perris, California 92570

August 20, 2015

Dr. Danny Rittman

7071 Florey Street

San Diego, California 92122

Re:	Intellectual Property Rights

Dear Mr. Rittman:

It is hereby acknowledged and agreed to by you and Gopher Protocol Inc. (the "Company") as follows.

All inventions, improvements and developments made or conceived by the Dr. Danny Rittman, either solely or in collaboration with others pertaining to Company's business, shall be the property of Company. Dr. Danny Rittman will disclose to Company all such inventions, improvements and discoveries, and will make, execute and deliver all applications, papers, assignments, or instruments and perform or cause to be performed such other lawful acts Company may deem necessary or desirable in making or prosecuting applications, domestic or foreign, for patents, trademarks, copyrights, reissues and extensions thereof, and assist and cooperate with the Company or its representative in any controversial legal proceeding relating to such inventions, improvements and developments, or to the patents, trademarks and copyrights which may be procured.

Dr. Danny Rittman, further agrees to assign to the Company the following intellectual property related to the Company's consumer heuristic technology platform:

1.      HermesRoll - TITLE OF INVENTION

System and method for scheduling categorized deliverables, according to demand, to customer’s location based on smartphone application or/and web site.

 Patent Pending # 62/176, 933 - HERMES

Abstract

This paper describes a system and method invention for scheduling categorized deliverables, according to demand, at the customer’s location based on smartphone application, or the Internet or by phone call. The method includes obtaining from a customer a request, according to desired delivery’s category, via smartphone application, the Internet, phone call or phone messaging. The system identifying an origin-destination-pair and schedules a categorized delivery service to the customer’s location. The method also includes automatically identifying one or more available registered, categorized transporters to provide the service. The system dispatches the categorized deliverable provider to the customer’s location and notifies the customer the estimate arrival time (“eta”), as well as the actual arriving. Customers can pay at the time of service, pre-pay in advanced or billed at a later time.

2.      NeftApp - TITLE OF INVENTION

System and method for scheduling gasoline or diesel fill, according to demand, at the customer’s location

Patent Pending # 61/999, 494, 62/231,405

Abstract

This paper describes a system and method invention for scheduling gasoline or diesel (hereinafter “gasoline”) fill according to demand, at the customer’s location based on smartphone application, or the Internet or by phone call. The method includes obtaining from a customer a gasoline filing request via smartphone application, the Internet, phone call or phone messaging. The system identifying an origin-destination-pair and schedules gas filing service at the customer’s location. The method also includes automatically identifying one or more available gasoline transporters to provide the service. The system dispatches the gasoline provider to the customer’s location and notifies the customer the estimate arrival time (“eta”), as well as the actual arriving. Customers can pay at the time of service, pre-pay in advanced or billed at a later time.

3.      EBarter - TITLE OF INVENTION

System and method for finding possible bartering partners in both two-party and multi-party scenarios via smartphone/mobile device application.

Patent Pending – US 14/545,577

Abstract

This paper describes a computerized based system and method invention for trade-in bartering items between two or more parties using smartphone/mobile device application. All parties access a central server via smartphone/mobile device application and provides a list of items they have to trade-in and want to obtain, a description of the items and any conditions for trade-in of the items. The lists are stored in a database and links indicating the party's possible trades are automatically created. A heuristic based system checks for possible trades between the parties. In case a match was found the parties involved in each possible trade are notified to suggest the trade. Upon receipt of confirmation from each party, the trade is processed to completion.

4.      HyperPower - TITLE OF INVENTION

System and method for power saving/reduction within integrated circuits.

Patent Pending # - In the mail. Should receive it in few days.

Abstract

This paper describes a system and method for power saving/reduction for integrated circuits (Microchips) by eliminating redundant, microchip’s internal and/or external instructions. A power management unit operates within the microchip to identify redundant software and hardware instructions. The unit works in conjunction with internal/external software to analyzes the internal/external instructions within the microchip during its operation and eliminates, in Real-Time, redundant sets of operations and instructions enabling significant power savings/reduction. The internal or external electronic circuit is performing via a handshake protocol with the internal or external software via communication protocol analyzing, detecting and eliminating the redundant instructions on the microchip.

5.      GopherInside - TITLE OF INVENTION

Electronic Circuit or microchip with a secured BIOS system, with ROM and RAM memory, working with smartphone software application and other microchips on a separate private network.

Patent Pending # In the mail. Should receive it in few days.

Abstract

This paper describes an electronic circuit or microchip with a secured BIOS system, ROM and RAM memory that is working with smartphone software application and communicates with other microchips via a separate, secured, and encrypted private network, worldwide. The electronic circuits or microchip include a network connection for communicating with other microchips through public network of computers and mobile devices including the Internet. The microchip or electronic circuits are located within other mobile microchips or on a device’s electronic board as a separated microchip. An inner, private hardware-based access barrier or firewall is located within the unit and communicatively securing the connection between the microchips via encrypted protocol. The protected private unit includes at least one microprocessor unit and a system BIOS located within a flash memory. The microchip works in conjunction with a mobile software application to provide computing power and heuristic based functional operations. The inner barrier or firewall comprises a bus with an on/off switch controlling communication input and output system.

6.      Trade Mark – "GopherInside" - U.S. Trademark Application for GopherInside (Appl. Serial. No. 86-681, 308)

7.      Domain names – Websites/FB Pages:

http://gasgenie.com/

http://neftapp.com/

http://hermesroll.com/

http://hermescroll.com/

http://gopherinside.com/

http://gopherprotocol.com/

https://www.facebook.com/neftapp?fref=ts

https://www.facebook.com/hermesroll?fref=ts

https://www.facebook.com/pages/GopherProtocol/901074613282057?fref=ts

https://www.facebook.com/pages/GopherInside/431307710400941?fref=ts

8.      Smartphone applications:

NeftApp

Hermesroll (name to be changed)

9.      Landing Page – First potential wholesale clients:

http://codedemo.info/custom/gasgenie/

We kindly request that you execute this letter below indicating that you agree with the above statements.

Sincerely,

Gopher Protocol Inc.

By: /s/Michael Murray
Name: Michael Murray
Title: CEO

AGREED AND ACKNOWLEDGED:

/s/Dr. Danny Rittman

Dr. Danny Rittman